Exhibit 10.03

Centuri Construction Group

Long-Term Capital Investment Program

Centuri Construction Group (“the Company”) hereby creates, effective January 1, 2013, and revised 1/1/16 the NPL Long-Term Capital Investment Program (the “Program”) so that selected Company and Subsidiary officers will have a substantial personal financial interest in the Company’s future success. Unless otherwise indicated in this Program, capitalized terms that are not defined in this document, but which are defined in the Short Term and Long Term Incentive Plans (the “Plan”), will have the meaning given to them in the Plan.

I. Summary of the Program.

Under this Program, the Company’s officers (Vice Presidents and above) (collectively, the “Participants”) will become invested in the Centuri Executive Deferred Compensation Plan (the “EDCP”) investment option (the “Performance Fund”), the performance of which will be based on a financial measure of the Company’s or applicable subsidiaries performance. Amounts credited on behalf of a Participant to the Performance Fund will occur primarily through certain mandatory deferrals of the Participant’s Actual Awards. Under certain circumstances, a Participant may be permitted to electively defer into the Performance Fund additional amounts from Actual Awards and salary and/or to make a one-time transfer of existing EDCP balances into the Performance Fund. This Program calls for each Participant to reach a target dollar amount (“Target Amount”) deferred under the EDCP and allocated to the Performance Fund based on the following schedule:

•	For a Participant who is NPL’s CEO – 3 times base salary

•	For a Participant who is an NPL SVP – 2 times base salary

•	For a Participant who is an NPL VP – 1 time base salary

•	For a Participant who is an NPL Regional Manager – 1 time base salary

Performance Fund. Amounts credited to the Performance Fund will increase and decrease based on the Company’s or applicable subsidiaries financial performance. The investment rate of return on the Performance Fund (the “NPL Growth Rate”) may be positive or negative and will be determined by NPL in good faith on an annual basis as of December 31, and consistent with the following:

•	For the calendar year ending on December 31, 2013, the NPL Growth Rate shall be the December 2012 average Moody’s Corporate Bond Index rate.

•

For the calendar year ending on December 31, 2014, the NPL Growth Rate will be the average of (a) NPL’s EBITDA growth rate for the twelve-month period ending September 30, 2013 (i.e., percentage increase/decrease in EBITDA versus twelve month period ending September 30, 2012) and (b) NPL’s EBITDA growth rate for the twelve-month period ending September 30, 2014 (i.e., percentage increase/decrease in EBITDA versus twelve month period ending September 30, 2013).

•

For the calendar year ending on December 31, 2015 and each subsequent year thereafter, the Company or applicable subsidiaries Growth Rate will be the average of the Company or applicable subsidiaries period to period EBITDA growth rate for each of the three twelve-month periods ending September 30 of the applicable year.

•

Notwithstanding anything else in this Program, for calendar years starting January 1, 2014 and each subsequent calendar year thereafter, the maximum annual Company or applicable subsidiary Growth Rate loss shall be negative five percent and the maximum annual Growth Rate gain shall be positive fifteen percent.

For the purposes of this Program, “EBITDA” means the line item amount included on the Company or applicable subsidiaries Statement of Income representing earnings, before interest, taxes, depreciation, and amortization.

One-Time Allocation of EDCP Amounts to Performance Fund. A Participant may make a one-time EDCP election to transfer all or part of the amount credited to his/her EDCP “Separation from Service Accounts” (as defined in the EDCP) to the Performance Fund; provided such transfer is completed no later than March 31, 2013. This one-time allocation may not exceed the Participant’s Target Amount. To the extent that NPL determines that a Participant’s one-time allocation has satisfied the amount of an Actual Award for a Performance period that is subject to mandatory deferral (as described in the next paragraph), such mandatory deferral will not occur.

Mandatory Deferrals. 50% of a Participant’s Actual Award for 2013 and 50% of a Participants Actual Award for 2014 shall be mandatorily deferred into the EDCP and allocated to the Performance Fund. In the event that a Participant does not receive a 2013 Actual Award and/or 2014 Actual Award, the 50% required deferral rule shall apply to the Participant’s first two Actual Awards under the Plan. Notwithstanding the foregoing, no mandatory deferral will occur with respect to a Participant’s Actual Award for a Performance Period if the Company’s Human Resources Department determines that no additional required deferral is necessary because amounts credited, or to be credited, to the Participant’s Performance Fund balance are expected to equal or exceed the Participant’s Target Amount.

Following the mandatory deferrals described above, any Participant who has not met the Target Amount will be required to make additional deferrals (through the process described below under “Elective Deferrals”) until the Participant’s Performance Fund balance approximately equals or exceeds the Participant’s Target Amount. Participants will have three years from the date of the second mandatory deferral of his or her Actual Awards pursuant to the first sentence of the previous paragraph in order to reach his/her Target Amount. Upon promotion to a position requiring a Target Amount with a larger multiple of salary, a Participant will be required to make deferrals to reach his or her new Target Amount within five years from the year of promotion.

Elective Deferrals. A Participant may, at such times and in such manner as required by the EDCP and subject to the above-described Target Amount limit or other Company Imposed limit, elect to defer into the EDCP and allocate to the Performance Fund (a) up to 80% of the Participant’s Actual Award for a Performance Period that is not subject to mandatory deferral, and (b) up to 80% of the Participant’s salary earned in a calendar year after 2013.

Distribution Payout Options. With regards to amounts mandatorily and electively deferred to the EDCP and allocated to the Performance Fund, Participants will be permitted to select any of the approved EDCP distribution payout options, with the exception of any “in-service” distribution option.

Sweep of Excess Amounts; No Other Transfers From Performance Fund. If the Participant’s allocation to the Performance Fund as of January 1 of any year exceeds his or her Target Amount, the excess amount will be transferred from the Performance Fund to a default investment fund under the EDCP, after which the Participant will be permitted to allocate to one or more of the investment options then available under the EDCP. Any such sweep of excess amounts from the Performance Fund will be made from the most recent bonus class year allocated to the Performance Fund, followed by the most recent salary class year allocated to the Performance Fund, and then from the next most recent bonus class year, followed by the next most recent salary class year. Sweeping of excess amounts is the only means by which funds may be transferred from the Performance Fund before a Participant’s Separation From Service.

Separation From Service. A Participant’s participation in this Program shall cease upon a Separation From Service. Amounts allocated to the Performance Fund will be credited with interest for the calendar year in which the Participant incurs a Separation From Service equal to the average Moody’s Corporate Bond Index rate as of the immediately preceding December, pro-rated based on the number of whole months of employment during the Plan Year (e.g., the Company or applicable subsidiary Growth Rate does not apply for the year in which the Separation From Service occurs). Within 30 days following Separation From Service, amounts not distributed to the Participant, per the Participant’s distribution elections, will be allocated to an EDCP default investment fund, after which the Participant will be permitted to allocate to one or more of the other EDCP investment options then available.

The foregoing Summary is qualified in all respects by reference to the following Program Implementation provisions of the Program and the amendments and modifications to the Plan and the EDCP implemented pursuant thereto.

II. Program Implementation.

The Program will be implemented by (A) modifying the Plan (that is effective beginning with the NPL fiscal year ending December 31, 2013) as described in Section II.A below, and (B) adopting an EDCP amendment that amends the terms of the EDCP to make the changes discussed in Section II.B below.

A. Plan Provisions.

1) Overview

Plan Section 6 indicates that a Participant’s Actual Award for a Performance Period will (a) be earned and vest when paid, and (b) be paid, subject to any deferral required or allowed hereunder, 50% in March of the calendar year following the end of the Performance Period, 25% in March of the second calendar year following the end of the Performance Period, and 25% in March of the third calendar year following the end of the Performance Period. A Participant’s Actual Award for the Performance Period ending December 31, 2013 is hereinafter referred to as the “2013 Bonus Award.” A Participant’s Actual Award for the Performance Period ending December 31, 2014 is hereinafter referred to as the “2014 Bonus Award.”

2) Required deferrals and the crediting of Fund investment returns on such deferrals.

The Bonus Plan’s above-described payment provisions are modified as follows:

50% of a Participant’s 2013 Bonus Award and 2014 Bonus Award shall not be paid, or made available, to the Participant but shall instead be (a) deferred into the EDCP, (b) credited with Performance Fund investment returns as provided in the EDCP, and (c) distributed from the EDCP at such time and in such manner as the Participant elects, or is deemed to have elected, under the EDCP’s distribution and default election rules. In the event a Participant does not receive a 2013 Bonus Award and/or 2014 Bonus Award, the 50% required deferral rule shall apply to the Participant’s first two Actual Awards.

Notwithstanding the foregoing, no automatic deferral will occur with respect to a Participant’s Actual Award for a Performance Period if, prior to the time an EDCP deferral election is required to be made for the Performance Period, (a) the Company notifies the Participant that the Company has determined that no additional required deferral is necessary because amounts credited, or to be credited, to the Fund on behalf of the Participant are expected to equal or exceed the Participant’s Target Amount, or (b) NPL determines that a Participant’s One-Time Allocation (as defined below) has satisfied the amount subject to mandatory deferral. If a Participant’s Target Amount subsequently increases due to a job promotion, the Participant must, within five years from the end of the Performance Period in which the promotion is effective, elect (at the times and in the manner set forth in the EDCP) to make additional EDCP deferrals that are to be credited to the Performance Fund until the Fund balance approximately equals or exceeds the Participant’s new Target Amount.

To the extent that all or part of a Participant’s Actual Award for a Performance Period is required to be deferred into the EDCP, the amount deferred will be credited with Performance Fund investment returns and the Participant shall, in a manner prescribed by the EDCP, elect to have such deferred amounts paid out on or after, but not before, the Participant’s Separation From Service.

3) Elective deferrals and the crediting of Fund investment returns on such deferrals.

A Participant may, at such times and in such manner as allowed by the EDCP and subject to the above-described Target Amount limit or other NPL Imposed limit, elect to defer into the EDCP, and have credited with Performance Fund investment returns, (a) up to 80% of the Participant’s Actual Award for a Performance Period that is not automatically deferred under Section II.A(2) above, and (b) up to 80% of the Participant’s salary earned in a calendar year after 2013. If a Participant elects to have an amount deferred into the EDCP and credited with Performance Fund investment returns, the Participant shall also elect to have such deferred amounts paid out on or after, but not before, the Participant’s separation from service.

B. Changes to the NPL Executive Deferred Compensation Plan.

1. Performance Fund investment option.

The EDCP will be amended to describe (a) the Performance Fund and how Performance Fund investment performance will be determined for 2013, 2014, 2015 and later EDCP plan years (the EDCP plan year is the calendar year) for participants who have not incurred a Separation From Service during the year, (b) how, prior to March 31, 2013, an existing EDCP participant may elect to transfer to the Performance Fund, subject to the participant’s Target Amount limit, amounts that the participant has credited to other EDCP investment options and that are only payable on or following the participant’s Separation From Service (“One-Time Allocation”), (c) how, when and the extent to which, amounts will be transferred out of the Performance Fund if a participant’s Performance Fund balance exceeds the participant’s Target Amount, (d) how and when a participant’s Performance Fund balances will be transferred out of the Performance Fund and into a default fund, or a fund elected by the participant, following a participant’s Separation From Service, and (5) how Performance Fund performance will be determined for a participant for the portion of the EDCP plan year in which a participant incurs a Separation From Service and has a Performance Fund balance.

2. Deferrals credited with Performance Fund investment performance can only be distributed due to Separation From Service.

EDCP participants will be permitted, at the time and in the manner set forth in the EDCP, to select among the EDCP’s distribution options and specify the manner and time in which amounts that are deferred into the EDCP, and credited with Performance Fund investment performance, will be paid out; provided, however, that participants may not elect to have such amounts paid out prior to their Separation From Service.

3. Deferrals credited with Performance Fund investment performance will vest upon being credited to the Fund.

Deferrals credited to the Performance Fund, and the investment results attributable thereto, will vest immediately upon being credited to the Performance Fund.